Amendment to the By-Laws
                                       of
                      Warburg, Pincus High Yield Fund, Inc.

Pursuant to Article VIII of the By-Laws of Warburg, Pincus High Yield Fund, Inc., the name has changed to Credit Suisse Institutional High Yield Fund, Inc.

Dated the 27th day of December, 2000